Filed Pursuant to Rule 424(b)(3) and Rule 424(c)
Registration Statement No. 333-196235
Registration Statement No. 333-199817

February 17, 2015

PROSPECTUS SUPPLEMENT NO. 25 TO THE JUNE PROSPECTUS (AS DEFINED BELOW)
PROSPECTUS SUPPLEMENT NO. 13 TO THE NOVEMBER PROSPECTUS (AS DEFINED BELOW)

14,825,000 Shares of Common Stock

This prospectus supplement amends our prospectus dated June 19, 2014, as supplemented on July 15, 2014, July 21, 2014, August 6, 2014, August 8, 2014, September 26, 2014, October 1, 2014, October 8, 2014, October 21, 2014, October 30, 2014, November 4, 2014, November 6, 2014, November 17, 2014, November 21, 2014, December 8, 2014, December 12, 2014, January 2, 2015, January 12, 2015, January 26, 2015, January 30, 2015, February 2, 2015 and February 3, 2015 (the “June Prospectus”) to allow the selling stockholders named in the June Prospectus (the “June Selling Stockholders”) to resell, from time to time, up to 14,825,000 shares of our common stock. The shares of our common stock covered by the June Prospectus (the “June Shares”) were issued by us to the June Selling Stockholders in a private placement on May 20, 2014, as more fully described in the June Prospectus.

25,465,024 Shares of Common Stock

This prospectus supplement also amends our prospectus dated November 12, 2014, as supplemented on November 17, 2014, November 21, 2014, December 8, 2014, December 12, 2014, January 2, 2015, January 12, 2015, January 26, 2015, January 30, 2015, February 2, 2015 and February 3, 2015 (the “November Prospectus,” and together with the June Prospectus, the “Prospectuses”) to allow the selling stockholders named in the November Prospectus (the “November Selling Stockholders,” and together with the June Selling Stockholders, the “Selling Stockholders”) to resell, from time to time, up to 25,465,024 shares of our common stock. The shares of our common stock covered by the November Prospectus (the “November Shares,” and together with the June Shares, the “Shares”) were issued by us to the November Selling Stockholders in a private placement on October 8, 2014 and November 6, 2014, as more fully described in the November Prospectus.

This prospectus supplement is being filed to include the information set forth in our Current Report on Form 8-K (other than information furnished pursuant to Items 7.01 or 9.01) filed with the Securities and Exchange Commission (the “SEC”) on February 17, 2015, which is set forth below. This prospectus supplement should be read in conjunction with the Prospectuses, which are to be delivered with this prospectus supplement.

Our shares of common stock are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “PAH.”  The closing sale price on the NYSE for our shares of common stock on February 13, 2015 was $22.68 per share.

We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012.

Investing in our common stock involves risks.  You should carefully consider the risks that we have described in “Risk Factors” beginning on pages 6 and 19 of the June Prospectus and November Prospectus, respectively, and under similar headings in any amendments or supplements to the Prospectuses, before investing in the Shares.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if the Prospectuses or this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

            You should rely only on the information contained in the Prospectuses, this prospectus supplement or any future prospectus supplement or amendment.  Neither we nor the Selling Stockholders have authorized anyone to provide you with different information.  The Selling Stockholders are not making an offer of their Shares in any state where such offer is not permitted.

The date of this Prospectus Supplement is February 17, 2015.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  February 11, 2015

Platform Specialty Products Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-36272	37-1744899
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

5200 Blue Lagoon Drive Suite 855 Miami, Florida	33126
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 575-5850

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry into a Material Definitive Agreement.

Supplemental Indenture

On February 13, 2015, Platform Specialty Products Corporation (“Platform”), MacDermid, Incorporated (“MacDermid”), MacDermid Holdings, LLC (“Holdings”), Platform Delaware Holdings, Inc., Autotype Holdings (USA) Inc., Bayport Chemical Service, Inc., Canning Gumm, LLC, Dutch Agricultural Investment Partners LLC, Dynacircuits, LLC, Echo International, Inc., MacDermid Acumen, Inc., MacDermid Agricultural Solutions, Inc., MacDermid Anion, Inc., MacDermid Autotype Incorporated, MacDermid Brazil, Inc., MacDermid Group, Inc., MacDermid Houston, Inc., MacDermid International Investments, LLC, MacDermid International Partners, MacDermid Investment Corp., MacDermid MAS LLC, MacDermid Offshore Solutions, LLC, MacDermid Overseas Asia Limited, MacDermid Printing Solutions Acumen, Inc., MacDermid Printing Solutions, LLC, MacDermid Publication & Coating Plates, LLC, MacDermid South America, Incorporated, MacDermid South Atlantic, Incorporated, MacDermid Texas, Inc., MacDermid US Holdings, LLC, MRD Acquisition Corp., NAPP Printing Plate Distribution, Inc., NAPP SYSTEMS INC., Specialty Polymers, Inc., W. Canning Inc., W. Canning, Ltd. and W. Canning USA, LLC, subsidiaries of Platform (collectively, the “Initial Guarantors”), Computershare Trust Company, N.A., as trustee, paying agent and registrar for the USD Notes (as defined below) (the “Trustee”) and Société Générale Bank & Trust, as paying agent, registrar and transfer agent for the EUR Notes (as defined below) (the “EUR Agent”), entered into a supplemental indenture (the “Supplemental Indenture”), which supplemented that certain indenture dated as of February 2, 2015, by and among PSPC Escrow Corp., a wholly-owned subsidiary of Platform (the “Escrow Issuer”), the Trustee and the EUR Agent (the “Initial Indenture” and, together with the Supplemental Indenture, the “Indenture”) pursuant to which the Escrow Issuer issued $1.10 billion aggregate principal amount of 6.500% senior notes due 2022 denominated in U.S. dollars (the “USD Notes”) and €350 million aggregate principal amount of 6.000% senior notes due 2023 denominated in euros (the “EUR Notes” and collectively with the USD Notes, the “Notes”). The Initial Indenture is described more fully in Platform’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 3, 2015, which description is incorporated herein by reference.

Pursuant to the Supplemental Indenture, Platform assumed the obligations of the Escrow Issuer under the Notes and the Initial Indenture and the Initial Guarantors jointly and severally, fully and unconditionally guaranteed the Notes on a senior unsecured basis. In general, Platform’s existing and future direct and indirect domestic subsidiaries that guarantee Platform’s senior secured credit facility will guarantee the Notes.  Concurrently with the entry by Platform and the Initial Guarantors into the Supplemental Indenture, the Escrow Issuer was merged with and into Platform and the net proceeds from the issuance and sale of the Notes were released from escrow and used to fund a portion of the cash consideration for the Arysta Acquisition (as defined below).

The description of the Indenture contained herein is not intended to be complete and is qualified in its entirety by reference to the full texts of the Initial Indenture, which was filed with the SEC as Exhibit 4.1 to Platform’s Current Report on Form 8-K on February 3, 2015, and the Supplemental Indenture, a copy of which is attached hereto as Exhibit 4.2, and both of which are incorporated herein by reference.

Amendment to Credit Agreement

On February 13, 2015, Platform, Holdings, MacDermid, MacDermid Agricultural Solutions Holdings B.V. (“MASH”), Netherlands Agricultural Investment Partners LLC (“NAIP”) and certain subsidiaries of Platform and Holdings, entered into and closed the transactions contemplated by an amendment (“Amendment No. 3”) to the Second Amended and Restated Credit Agreement, dated as of August 6, 2014 and amended on November 3, 2014, by and among, inter alia, Platform, Holdings, MacDermid, MASH, NAIP and certain subsidiaries of Platform and Holdings from time to time parties thereto, the lenders from time to time parties thereto and Barclays Bank PLC, as administrative agent and collateral agent (as amended, the “Credit Agreement”). Amendment No. 3, among other things, provided for (i) a new tranche of new term loans denominated in U.S. dollars in an aggregate principal amount of up to $500 million (the “New Tranche B-2 Term Loans”), (ii) an increase in the size of the existing euro tranche term loan facility by €83,000,000 to €287,487,500 (the “Euro Tranche Term Loans”), (iii) an increase in the size of the existing U.S. Dollar revolving credit facility by $75 million to $162.5 million, and (iv) an increase in the size of the existing multicurrency revolving credit facility by $75 million to $162.5 million. Concurrently with the closing of the Arysta Acquisition, the additional $500 million of New Tranche B-2 Term Loans (less original issue discount of 1%), the additional €83 million of Euro Tranche Term Loans (less original issue discount of 2%) and $150 million under the U.S. Dollar revolving credit facility were borrowed to fund a portion of the cash consideration for the Arysta Acquisition.

The New Tranche B-2 Term Loans bear interest at a rate per annum equal to 3.75% plus an adjusted eurocurrency rate, or 2.75% plus an adjusted base rate, calculated as set forth in the Credit Agreement, and would mature on June 7, 2020. Pursuant to Amendment No.3, the previously existing Tranche B term loans will bear interest at 3.50% per annum plus an adjusted eurocurrency rate, or 2.50% plus an adjusted base rate, calculated as set forth in the Credit Agreement.

Revolving loans bear interest at a rate per annum equal to 3.00% plus an adjusted eurocurrency rate, or 2.00% plus an adjusted base rate, each as calculated as set forth in the Credit Agreement, and mature on June 7, 2018.

Except as set forth in Amendment No. 3 and above, the new Tranche B-2 Term Loans shall have identical terms as the existing Tranche B term loans and shall be otherwise subject to the provisions of the Credit Agreement.

Amendment No. 3 would also, among other things, provide flexibility with respect to certain negative covenants, including by increasing certain dollar baskets.

The foregoing description of Amendment No.3 does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No.3, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Registration Rights Agreement

In connection with the Arysta Acquisition and the issuance of the Series B Convertible Preferred Stock (as defined below) to the Seller (as defined below), Platform entered into a registration rights agreement with the Seller dated the Closing Date (as defined below), pursuant to which Platform agreed to (i) file a registration statement with the SEC covering the resale of a maximum of 22,107,590 shares of common stock of Platform issuable upon conversion of the Series B Convertible Preferred Stock, as soon as reasonably practicable following the issuance of the Series B Convertible Preferred Stock, and (ii) use its commercially reasonable efforts to cause the SEC to declare such registration statement effective by not later than six months following the date of the registration rights agreement.

The foregoing summary of the registration rights agreement does not purport to be complete and is qualified in its entirety by reference to the full text of such agreement, a copy of which is attached hereto as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

 Amendment to Share Purchase Agreement

The information set forth under Item 2.01 of this Current Report on Form 8-K under “Amendment to Share Purchase Agreement” is hereby incorporated in this Item 1.01 by reference.

Item 2.01    Completion of Acquisition or Disposition of Assets.

Closing of the Arysta Acquisition

On February 13, 2015 (the “Closing Date”), Platform completed the previously announced acquisition of Arysta LifeScience Limited (“Arysta”), an Irish private limited company and a leading global provider of crop solutions, with expertise in agrochemical and biological products (the “Arysta Acquisition”), pursuant to a share purchase agreement (the “Share Purchase Agreement”) initially entered into with Nalozo S.à.r.l (the “Original Seller”) on October 20, 2014, as amended, for approximately $3.51 billion, consisting of $2.91 billion in cash, subject to working capital and other adjustments, and $600 million of new Series B convertible preferred stock of Platform (the “Series B Convertible Preferred Stock”). Platform financed the Arysta Acquisition with the proceeds from available cash on hand, the offering of the Notes and the additional borrowings made under the Credit Agreement, as described under Item 1.01 above.

The Series B Convertible Preferred Stock may be converted into such number of shares of common stock of Platform as is determined by dividing a $1,000 liquidation preference by a conversion price of $27.14.  Each share of Series B Convertible Preferred Stock that is not previously converted to common stock will be subject to automatic redemption on the first to occur of (a) October 20, 2016 (the “Maturity Date”) or (b) the occurrence of (i) a merger of Platform or a subsidiary of Platform where more than 50% of the voting power of the surviving corporation is held by persons other than the stockholders of Platform, (ii) the sale of all or substantially all of the assets or subsidiaries of Platform in a single transaction or series of related transactions or (iii) a bankruptcy or liquidation of Platform (each of clauses (i), (ii) and (iii), a “Triggering Event”). The redemption price for each share of Series B Convertible Preferred Stock will be $1,000, which must be paid in cash in the event of redemption upon a Triggering Event. The redemption price must be paid in shares of common stock (valued at $27.14 per share) in the event of redemption at the Maturity Date. However, Platform may not issue more than 22,107,590 shares of common stock in connection with a redemption at the Maturity Date. To the extent that the aggregate value of such 22,107,590 shares of common stock is less than $600 million (based on a 10-day volume weighted average price), then, pursuant to the Share Purchase Agreement, such shortfall would be payable in cash by Platform as a purchase price adjustment.

The foregoing description of the Share Purchase Agreement is not intended to be complete and is qualified in its entirety by reference to the full text of the Share Purchase Agreement, which was filed as Exhibit 2.1 to Platform’s Current Report on Form 8-K filed with the SEC on October 21, 2014 and which is incorporated herein by reference.

The foregoing summary of the terms of the Series B Convertible Preferred Stock is not intended to be complete and is qualified in its entirety by reference to the full text of the Certificate of Designation (as defined under Item 5.03 below), which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

Amendment to Share Purchase Agreement

In connection with the closing of the Arysta Acquisition, on February 11, 2015, the parties entered into an amendment to the Share Purchase Agreement (the “SPA Amendment”) in order to give effect to, among other things, a restructuring pursuant to which the Original Seller transferred its equity interest in Arysta to Nalozo, L.P., an affiliate of the Original Seller (the “Seller”) and the Seller assumed the obligations of the Original Seller under the Share Purchase Agreement.

The foregoing summary of the SPA Amendment does not purport to be complete and is qualified in its entirety by reference to the full text of such SPA Amendment, a copy of which is attached as Exhibit 2.3 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K under “Supplemental Indenture” and “Amendment to Credit Agreement” is hereby incorporated in this Item 2.03 by reference.

Item 3.02    Unregistered Sales of Equity Securities.

In connection with the Arysta Acquisition, Platform effected the issuance of the Series B Convertible Preferred Stock in reliance on Section 4(2) of the Securities Act of 1933, as amended, described under Item 2.01 of this Current Report on Form 8-K. Item 2.01 contains a summary of the terms of the Series B Convertible Preferred Stock, which is incorporated into this Item 3.02 by reference.

Item 3.03    Material Modifications of Rights of Security Holders.

For so long as any shares of Series B Preferred Stock shall be outstanding, no dividend or distribution shall be declared or paid or set aside for payment on all or substantially all the outstanding shares of any other outstanding series of preferred stock, other than Platform's Series A preferred stock, or all or substantially all the outstanding shares of Platform’s common stock without the prior vote or written consent of the holders of at least a majority of the shares of Series B Convertible Preferred Stock then outstanding, voting separately as a single class.

The holders of shares of Series B Preferred Stock have priority over the holders of shares of Platform’s common stock in the event of any liquidation, dissolution or winding up of Platform. Upon the liquidation, dissolution or winding up, whether voluntary or involuntary, before any distribution or payment is made to the holders of Platform’s common stock, the holders of shares of Series B Preferred Stock are entitled to be paid out of the assets of Platform an amount equal the stated value of their shares of Series B Preferred Stock, which is initially $1,000 per share, plus any accrued but unpaid dividends.

Item 2.01 of this Current Report on Form 8-K contains a summary of the terms of the Series B Convertible Preferred Stock, which is incorporated into this Item 3.03 by reference.

Item 5.02.                          Departure of Directors of Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Arysta Acquisition, effective as of February 13, 2015, Platform appointed Wayne M. Hewett to the position of President of Platform.  In this role, Mr. Hewett will be leading the agrochemical businesses and overseeing Platform’s ongoing operations. Mr. Hewett will be an executive officer for reporting purposes under Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

Mr. Hewett, age 50, had served as President and Chief Executive Officer of Arysta since January 2010. Mr. Hewett joined Arysta in October 2009 as Chief Operating Officer. He served as a senior consultant to GenNx360, a private equity firm focused on sponsoring buyouts of middle market companies, from February 2009 to August 2009. Mr. Hewett served as Vice President, Supply Chain and Operations of General Electric Company (“GE”), a diversified technology, media and financial services company, from October 2007 to December 2008. Mr. Hewett served as President and Chief Executive Officer of Momentive Performance Materials, Inc., a global leader in silicones and advanced materials, from December 2006 to June 2007. From 2005 to December 2006, Mr. Hewett served as President and Chief Executive Officer of GE Advanced Materials, a global leader in providing a range of high-technology materials solutions that was renamed Momentive Performance Materials, Inc. after it was acquired by Apollo Management, a private equity firm. Prior thereto, Mr. Hewett’s career included more than 15 years with various international divisions of GE, including serving as the President, GE Plastics Pacific. Mr. Hewett, who has lived in Japan and in China, was also a member of GE’s Corporate Executive Council. Mr. Hewett holds Bachelor of Science and Master of Science degrees in industrial engineering from Stanford University.

There is no arrangement or understanding between Mr. Hewett and any other person pursuant to which he was appointed as President of Platform. There has been no transaction, or proposed transaction, since January 1, 2014, to which Mr. Hewett or any member of his respective immediate family had or is to have a direct or indirect material interest or any other related transaction with Platform within the meaning of Item 404(a) of Regulation S-K. There are no family relationships between Mr. Hewett and any of Platform’s other directors, executive officers or persons nominated or chosen by Platform to become directors or executive officers.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

In connection with the Arysta Acquisition and the issuance of Series B Convertible Preferred Stock, on February 13, 2015, Platform filed a Certificate of Designation of Series B Convertible Preferred Stock (the “Certificate of Designation”) with the Secretary of State of Delaware. The Certificate of Designation became effective that same day.

Item 2.01 of this Current Report on Form 8-K contains a summary of the terms of the Series B Convertible Preferred Stock, which is incorporated into this Item 5.03 by reference.

A copy of the Certificate of Designation is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

Item 7.01    Regulation FD Disclosure.

On February 17, 2015, Platform issued a press release announcing the closing of the Arysta Acquisition and the related financings, a copy of which is furnished herewith as Exhibit 99.1, and is incorporated herein by reference.

The information contained in this Item 7.01 and Exhibit 99.1 attached hereto shall not be deemed to be “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section.  Such information shall not be incorporated by reference into any filing of Platform, whether made before or after the date hereof, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference to such filing.

Item 9.01    Financial Statements and Exhibits.

(a)   Financial Statements of Businesses Acquired

Arysta’s audited consolidated balance sheets as of January 1, 2012 and December 31, 2013 and 2012 and the related audited consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2013 (prepared in accordance with International Financial Reporting Standards) were filed as Exhibit 99.2 to Platform’s Current Report on Form 8-K filed with the SEC on November 3, 2014, as amended by Amendment No.1 on Form 8-K/A filed by Platform with the SEC on November 21, 2014 and Amendment No.2 on Form 8-K/A filed by Platform with the SEC on December 12, 2014, and are incorporated by reference in this Item 9.01(a).

Arysta’s unaudited consolidated balance sheet as of September 30, 2014 and the related unaudited consolidated statements of income, comprehensive income, changes in equity and cash flows for the nine-month periods ended September 30, 2014 and 2013 were filed as Exhibit 99.3 to Platform’s Current Report on Form 8-K filed with the SEC on January 12, 2015, and are incorporated by reference in this Item 9.01(a).

(b)           Pro Forma Financial Information

The pro forma financial information required by this Item is not included in this initial Current Report on Form 8-K and will be filed by amendment of this Current Report within seventy-five (75) days following the Closing Date.

 (d)           Exhibits

Exhibit Number	Exhibit Title
2.1
Share Purchase Agreement, dated October 20, 2014, between Nalozo S.à.r.l. and Platform (filed as Exhibit 2.1 to Platform’s Current Report on Form 8-K filed on October 21, 2014, and incorporated herein by reference). Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Share Purchase Agreement have been omitted. Platform agrees to provide a copy of any such omitted schedule to the SEC upon request.

2.2
Amendment Agreement, dated December 2, 2014, between Nalozo S.à.r.l. and Platform (filed as Exhibit 2.1 to Platform’s Current Report on Form 8-K filed on December 4, 2014, and incorporated herein by reference).

2.3	Amendment Agreement, dated February 11, 2015, between Nalozo S.à.r.l., Nalozo L.P. and Platform.
3.1	Certificate of Designation of Series B Convertible Preferred Stock.
4.1
Indenture, dated as of February 2, 2015, among Escrow Issuer, the Trustee and the EUR Agent (filed as Exhibit 4.1 to Platform’s Current Report on Form 8-K filed on February 3, 2015, and incorporated herein by reference).

4.2	Supplemental Indenture, dated as of February 13, 2015, among Platform, the Initial Guarantors, the Trustee and the EUR Agent.
10.1
Amendment No.3, dated February 13, 2015, among, inter alia, Platform, Holdings, MacDermid, the subsidiaries of the borrower from time to time parties thereto, the lenders from time to time parties thereto, and Barclays Bank PLC, as administrative agent and collateral agent.

10.2	Registration Rights Agreement dated February 13, 2015 between Platform and Nalozo L.P.
10.3
Second Amended and Restated Credit Agreement, dated as of August 6, 2014, among, inter alia, Platform, Holdings, MacDermid, the subsidiaries of the borrower from time to time parties thereto, the lenders from time to time parties thereto and Barclays Bank PLC, as administrative agent and collateral agent (filed as Exhibit 10.1 to Platform’s Current Report on Form 8-K filed on August 8, 2014, and incorporated herein by reference).

10.4
Amendment No. 2, dated as of August 6, 2014, among, inter alia, Platform, Holdings, MacDermid, the subsidiaries of the borrower from time to time parties thereto, the lenders from time to time parties thereto, and Barclays Bank PLC, as administrative agent and collateral agent (filed as Exhibit 10.2 to Platform’s Current Report on Form 8-K filed on August 8, 2014, and incorporated herein by reference).

99.1	Press release issued on February 17, 2015, announcing the completion of the Arysta Acquisition and the related financing (furnished only).
99.2
Arysta’s audited consolidated balance sheets as of January 1, 2012 and December 31, 2013 and 2012 and the related audited consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2013 (filed as Exhibit 99.2 to Platform’s Current Report on Form 8-K filed with the SEC on November 3, 2014, as amended by Amendment No. 1 on form 8-K/A filed by Platform with the SEC on November 21, 2014 and Amendment No. 2 on Form 8-K/A filed by Platform with the SEC on December 12, 2014, and incorporated herein by reference).

99.3
Arysta’s unaudited consolidated balance sheet as of September 30, 2014 and the related unaudited consolidated statements of income, comprehensive income, changes in equity and cash flows for the nine-month periods ended September 30, 2014 and 2013 (filed as Exhibit 99.3 to Platform’s Current Report on Form 8-K filed with the SEC on January 12, 2015, and incorporated herein by reference).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLATFORM SPECIALTY PRODUCTS CORPORATION

February 17, 2015	By:	/s/ Frank J. Monteiro
	Name:	Frank J. Monteiro
	Title:	Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Exhibit Title
2.1
Share Purchase Agreement, dated October 20, 2014, between Nalozo S.à.r.l. and Platform (filed as Exhibit 2.1 to Platform’s Current Report on Form 8-K filed on October 21, 2014, and incorporated herein by reference). Pursuant to Item 601(b)(2) of Regulation S-K, the schedules to the Share Purchase Agreement have been omitted. Platform agrees to provide a copy of any such omitted schedule to the SEC upon request.

2.2
Amendment Agreement, dated December 2, 2014, between Nalozo S.à.r.l. and Platform (filed as Exhibit 2.1 to Platform’s Current Report on Form 8-K filed on December 4, 2014, and incorporated herein by reference).

2.3	Amendment Agreement, dated February 11, 2015, between Nalozo S.à.r.l., Nalozo L.P. and Platform.
3.1	Certificate of Designation of Series B Convertible Preferred Stock.
4.1
Indenture, dated as of February 2, 2015, among Escrow Issuer, the Trustee and the EUR Agent (filed as Exhibit 4.1 to Platform’s Current Report on Form 8-K filed on February 3, 2015, and incorporated herein by reference).

4.2	Supplemental Indenture, dated as of February 13, 2015, among Platform, the Initial Guarantors, the Trustee and the EUR Agent.
10.1
Amendment No.3, dated February 13, 2015, among, inter alia, Platform, Holdings, MacDermid, the subsidiaries of the borrower from time to time parties thereto, the lenders from time to time parties thereto, and Barclays Bank PLC, as administrative agent and collateral agent.

10.2	Registration Rights Agreement dated February 13, 2015 between Platform and Nalozo L.P.
10.3
Second Amended and Restated Credit Agreement, dated as of August 6, 2014, among, inter alia, Platform, Holdings, MacDermid, the subsidiaries of the borrower from time to time parties thereto, the lenders from time to time parties thereto and Barclays Bank PLC, as administrative agent and collateral agent (filed as Exhibit 10.1 to Platform’s Current Report on Form 8-K filed on August 8, 2014, and incorporated herein by reference).

10.4
Amendment No. 2, dated as of August 6, 2014, among, inter alia, Platform, Holdings, MacDermid, the subsidiaries of the borrower from time to time parties thereto, the lenders from time to time parties thereto, and Barclays Bank PLC, as administrative agent and collateral agent (filed as Exhibit 10.2 to Platform’s Current Report on Form 8-K filed on August 8, 2014, and incorporated herein by reference).

99.1	Press release issued on February 17, 2015, announcing the completion of the Arysta Acquisition and the related financing (furnished only).
99.2
Arysta’s audited consolidated balance sheets as of January 1, 2012 and December 31, 2013 and 2012 and the related audited consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the two years in the period ended December 31, 2013 (filed as Exhibit 99.2 to Platform’s Current Report on Form 8-K filed with the SEC on November 3, 2014, as amended by Amendment No. 1 on form 8-K/A filed by Platform with the SEC on November 21, 2014 and Amendment No. 2 on Form 8-K/A filed by Platform with the SEC on December 12, 2014, and incorporated herein by reference).

99.3
Arysta’s unaudited consolidated balance sheet as of September 30, 2014 and the related unaudited consolidated statements of income, comprehensive income, changes in equity and cash flows for the nine-month periods ended September 30, 2014 and 2013 (filed as Exhibit 99.3 to Platform’s Current Report on Form 8-K filed with the SEC on January 12, 2015, and incorporated herein by reference).